Exhibit 12.1

CLIFFORD CHANCE US LLP

31 WEST 52ND STREET
NEW YORK, NY 10019-6131

TEL +1 212 878 8000
FAX +1 212 878 8375

www.cliffordchance.com

January 19, 2018

Aspen REIT, Inc.
96 Spring St., 6th Floor
New York, New York 10012

Ladies and Gentlemen:

We have acted as counsel to Aspen REIT, Inc., a Maryland corporation (the “Company”), in connection with its filing of an offering statement on Form 1-A (File No. 024-10762) (together with any amendments thereto, the “Offering Statement”) with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale of 1,675,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. As to factual matters relevant to the opinion set forth below, we have, with your permission, relied upon certificates of officers of the Company and public officials.

Based on the foregoing, and such other examination of law and fact as we have deemed necessary, we are of the opinion that the Shares have been duly authorized and, following the (i) issuance of the Shares in accordance with the terms of that certain Subscription Agreement, a form of which is included in the Offering Statement as Exhibit 4.1 and (ii) receipt by the Company of the consideration for the Shares specified in the resolutions of the board of directors of the Company, the Shares will be legally issued, fully paid and nonassessable.

The foregoing opinion is limited to the Maryland General Corporation law as currently in effect.  We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Offering Statement and to the reference to us under the caption “Legal Matters” in the offering circular, which is a part of the Offering Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP